Exhibit 3.2

COMPARISON SHOWING CHANGES TO BYLAWS

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

Depomed, Inc.

a California corporation

5. Advance Notice of Shareholder Proposals.

(c)           To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than 120 or more than 150 days prior to the first anniversary (the “Anniversary”) of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made~~.~~; provided, further, that in the case of the corporation’s 2017 annual meeting of shareholders, to be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than March 15, 2017 and not later than April 15, 2017.